EXHIBIT 99.1

For Immediate Release

March 5, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Announces Debt Capital Markets Transactions

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,”” we,” or ”us”), a privately offered real estate investment trust (“REIT”), together with Broadstone Net Lease, LLC (the Operating Company) as borrower, today announced that it has completed the following two debt capital markets activities: (i) expanded its unsecured revolving credit facility from $425 million to $600 million for a total maximum borrowing capacity of approximately $1.1 billion, including the facility’s accordion feature; and, (ii) entered into a $450 million unsecured term loan with a seven-year maturity.

At closing, the Operating Company borrowed $300 million of the $450 million unsecured term loan and used the proceeds to repay its existing $300 million 2015 unsecured term loan in full. The remaining $150 million under the new term loan facility is available to be drawn during a six-month delayed draw period ending August 27, 2019. The term loan includes a $100 million accordion feature that can increase the facility’s total size up to $550 million and matures in February 2026.

Capital One, National Association acted as Administrative Agent; BMO Capital Markets Corp., Manufacturers and Traders Trust Company, Regions Bank and SunTrust Bank, acted as Syndication Agents; KeyBank National Association and Branch Banking and Trust Company acted as Co-Documentation Agents; and, Capital One, National Association, BMO Capital Markets Corp., Manufacturers and Traders Trust Company, Regions Capital Markets, and SunTrust Robinson Humphrey, Inc., acted as Joint Lead Arrangers and Joint Bookrunners.

“The expansion of our revolving credit facility together with the successful execution of one of the largest seven-year term loans completed in the REIT space, is a great show of support from our lending partners and adds meaningfully to our financial flexibility and liquidity,” said Ryan Albano, Executive Vice President and Chief Financial Officer of Broadstone and BNL. “The increased borrowing capacity and lengthening of our debt maturity profile, builds on our own continued balance sheet flexibility, and puts us in a good position to address our pipeline of investment opportunities.”

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 621 retail, healthcare, industrial, office and other properties in 42 states as of December 31, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,100 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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